EXHIBIT 5.1

F r a s e r a n d C o m p a n y

Fraser and Company LLP Barristers and Solicitors

DAVID K. FRASER

RICHARD D. RABSON

(1) DAVID W. SMALLEY

RAVINDER R.S. UPPAL

(2) AILIN WAN

(3) BARBARA G. WOHL

KIT H. LUI

(4) BYRON BYUNG-OH LEE

GEETA K. BAINS

   (1) Personal law corporation

   (2) Also member of Massachusetts bar

   (3) Also member of Ontario bar

   (4) Also member of New York bar

October 31, 2005

Comtrix, Inc.
3702 South Virginia Street, #G12-401
Reno, Nevada 89502

Dear Sirs:

Re:  Registration Statement on Form SB-2

We have acted as counsel to Comtrix, Inc., a Nevada corporation (the "Company"), in connection with the filing of a Registration Statement on Form SB-2 (the "Registration Statement") with respect to the registration under the Securities Act of 1933, as amended, of 1,000,000 shares of common stock of the Company, par value $0.001 per share (the "Shares") for resale by the selling shareholders listed in the Registration Statements.

We have examined the originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies. As a result of our review, subject to the assumptions stated above and relying on the statements of fact contained in the documents we have examined, we are of the opinion that the Shares are validly issued, fully paid and non-assessable.

This opinion letter is limited to the current federal laws of the United States and, the Nevada Act, the Constitution of the State of Nevada, and reported judicial decisions interpreting those laws, as such laws presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date of the effectiveness of the Registration Statement by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement.

Yours truly,
FRASER and COMPANY LLP

Per:

/s/ "Ailin Wan"

Ailin Wan

Suite 1200-999 West Hastings Street, Vancouver, B.C. V6C 2W2
Tel: (604) 669-5244 Fax: (604) 669-5791 E-mail: wan@fraserlaw.com